Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statement (No. 333‑219846) on Form S‑8 of Ichor Holdings, Ltd. of our report dated April 26, 2017 except for the matters discussed in Note 10 as to which the date is February 23, 2018 relating to the consolidated financial statements of Talon Innovations Holdings, LLC and Subsidiary, appearing in this Current Report on Form 8‑K/A.

/s/ RSM US LLP

Minneapolis, Minnesota

February 23, 2018